CORRECTING and REPLACING GrowGeneration Reports Fourth Quarter and Full Year 2023 Financial Results; Provides First Quarter and Full Year 2024 Guidance

Full Year Net Revenue of $225.9 million, Beating Guidance

Full Year Net Loss of $46.5 million and Non-GAAP Adjusted EBITDA(1) Loss of $5.6 million, In Line with Guidance

2024 Outlook Calls for Revenue from $205 million to $215 million and Non-GAAP Adjusted EBITDA(1) from a Loss of $2 million to a Profit of $3 million

Company to Review Strategic Opportunities for MMI

CORRECTION… by GrowGeneration Corp.

DENVER--(BUSINESS WIRE)-- In the "First Quarter and Full Year 2024 Outlook" section of the release, the third bullet should read: First quarter 2024 net revenues in the range of $45 million to $48 million with Adjusted EBITDA(1) between a loss of $1 million and $3 million (instead of first quarter 2024 net revenues in the range of $45 million to $48 million with Adjusted EBITDA(1) between a $2 million loss and breakeven).

The updated release reads:

GrowGeneration Reports Fourth Quarter and Full Year 2023 Financial Results; Provides First Quarter and Full Year 2024 Guidance

Full Year Net Revenue of $225.9 million, Beating Guidance

Full Year Net Loss of $46.5 million and Non-GAAP Adjusted EBITDA(1) Loss of $5.6 million, In Line with Guidance

2024 Outlook Calls for Revenue from $205 million to $215 million and Non-GAAP Adjusted EBITDA(1) from a Loss of $2 million to a Profit of $3 million

Company to Review Strategic Opportunities for MMI

GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United

States, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights Compared to Prior Year

•Net revenues decreased approximately 9% to $49.5 million, and same-store sales decreased 3.6%
•Gross profit increased to $11.6 million, or 23.5% of net revenues, from $9.6 million, or 17.6% of net revenues
•Net loss of $27.3 million, or $(0.44) per diluted share, compared to a net loss of $15.0 million, or $(0.25) per diluted share, primarily due to non-cash impairment
•Adjusted EBITDA(1) loss of $3.7 million, compared to a loss of $10.2 million

Full Year 2023 Highlights Compared to Prior Year

•Net revenues decreased approximately 18.8% to $225.9 million, beating the Company’s previous guidance
•Gross profit decreased to $61.3 million, or 27.1% of net revenues, from $70.3 million, or 25.3% of net revenues
•Net loss of $46.5 million, or $(0.76) per diluted share, compared to a net loss of $163.7 million, or $(2.69) per diluted share
•Adjusted EBITDA(1) loss of $5.6 million, compared to earnings of $16.7 million
•Reduced operating expense and selling, general, and administrative expense base by roughly $13.6 million through operating efficiencies and strategic cost rationalization
•Cash, cash equivalents, and marketable securities of $65.0 million as of December 31, 2023, along with no debt
•Generated $1.4 million of operating cash, primarily driven by reduction of inventory

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, stated, “I am pleased that our hard work and dedication to executing our strategic initiatives in 2023 allowed us to surpass our full year revenue guidance and be in line with our full year Adjusted EBITDA guidance. Our profit margins increased nearly 200 basis points as well, driven by more proprietary product sales and consumable product sales as a percent of total sales. Lastly, we ended 2023 with $65.0 million in cash, cash equivalents, and marketable securities and with no debt, positioning us well to continue to execute on our strategic initiatives in 2024.”

Mr. Lampert continued, “2023 was a year of strategic execution and resilience for GrowGen, and we continue into 2024 laser-focused on positioning the business for long-term, profitable growth. One key pillar for growth is continuing to enhance our brand portfolio, including launching new products and increasing sales in our higher margin proprietary brands. We are also expanding into the home gardening market with The Harvest Company, which we launched earlier this year. We believe GrowGen’s expertise in advanced cultivation technologies and sustainable practices developed within the cannabis industry will allow us to succeed in this new market, where consumers are seeking home gardening products to grow healthy, organic, and sustainable microgreens, fruits, and vegetables. Lastly, we remain focused on creating and sustaining operational efficiencies to position ourselves to capitalize on market opportunities as they arise, and I believe they will arise sooner than later as the legislative landscape around cannabis continues to become more favorable.”

Reporting Segments Update

During the fourth quarter of 2023, the Company realigned its operating and reportable segments to correspond with changes to its operating model, management structure, and internal reporting, and to better align with how the Chief Executive Officer makes operating decisions, allocates resources, and assesses performance. Accordingly, the Company identified two operating segments, each its own reportable segment, based on its major lines of business: the Cultivation and Gardening segment; and the Storage Solutions segment.

Fourth Quarter 2023 Consolidated Results

Net revenues decreased $5.0 million, or 9%, to $49.5 million for the fourth quarter ended December 31, 2023, compared to $54.5 million for the fourth quarter ended December 31, 2022. The decline was driven primarily by a 3.6% decrease in same-store sales. Net revenues for same-store sale locations open for the same period in 2022 and 2023 were $35.6 million in the fourth quarter 2023, compared to $37.0 million in the fourth quarter 2022.

Gross profit was $11.6 million for the fourth quarter 2023, an increase of $2.1 million, compared to gross profit of $9.6 million for the fourth quarter 2022. Gross profit margin was 23.5% for the fourth quarter 2023, compared to 17.6% for the fourth quarter 2022, an increase of 600 basis points, primarily due to improvements in product mix and corresponding margin performance.

GAAP net loss was $27.3 million in the fourth quarter 2023, a decrease of $12.3 million, compared to a net loss of $15.0 million in the fourth quarter 2022. Net loss was $0.44 per diluted share in the fourth quarter 2023, compared to a net loss of $0.25 per diluted share in the fourth quarter 2022. The decrease in GAAP net loss was primarily due to a $15.7 million non-cash impairment recorded in the fourth quarter 2023 of goodwill and intangible assets related to prior acquisitions.

Non-GAAP Adjusted EBITDA(1) was a loss of $3.7 million in the fourth quarter 2023, compared to a loss of $10.2 million in the fourth quarter 2022. The increase to Adjusted EBITDA(1) was primarily driven by improvements in gross profit and reductions in operating and corporate expenses relating to our strategic cost rationalization.

Cash, cash equivalents, and marketable securities as of December 31, 2023 were $65.0 million.

Full Year 2023 Consolidated Results

Net revenues decreased $52.3 million, or 18.8%, to $225.9 million for the full year ended December 31, 2023, compared to $278.2 million for the full year ended December 31, 2022. The decline was driven primarily by a 19.3% decrease in same-store sales.

Gross profit was $61.3 million for the full year 2023, a decrease of $9.0 million, compared to gross profit of $70.3 million for the full year 2022. Gross profit margin was 27.1% for the full year 2023, compared to 25.3% for the full year 2022, an improvement of 180 basis points. The improvement to gross margin on a percentage basis was primarily due to stronger penetration of private label as a percent of sales.

GAAP net loss was $46.5 million for the full year 2023, a decrease of $117.3 million, compared to net loss of $163.7 million for the full year 2022. Net loss was $0.76 per diluted share for the full year 2023, compared to net loss of $2.69 per diluted share for the full year 2022. The improvement in net income was primarily attributable to 186 basis point improvement in gross margin percent, $13.6 million in annualized expense reductions, along with $112.2 million dollar reduction in impairment related charges. To offset, revenue decreased by $52.3 million.

Non-GAAP Adjusted EBITDA(1) was a loss of $5.6 million for the full year 2023, compared to a loss of $16.7 million for the full year 2022. The improvement in Adjusted EBITDA(1) was primarily driven by improvements in the operating and corporate expense structure compared to the prior year.

Geographic Footprint

The Company’s geographic footprint for its Cultivation and Gardening segment spans approximately 942,000 square feet of retail and warehouse space across 18 states. During 2023, the Company acquired or opened 5 new locations and expanded its physical retail presence into 2 new states. The Company also reduced redundancies in cost structure by closing and consolidating 14 retail locations in 2023, where we were generally able to serve the same customer base through a single location. To date in 2024, the Company further closed and consolidated 3 additional stores and may consider additional store consolidations in the future.

First Quarter and Full Year 2024 Outlook(2)

•Full year 2024 net revenues in the range of $205 million to $215 million
•Full year 2024 Adjusted EBITDA(1) from a $2 million loss to a $3 million profit
•First quarter 2024 net revenues in the range of $45 million to $48 million with Adjusted EBITDA(1) between a loss of $1 million and $3 million

Exploring Strategic Opportunities for MMI

The Company also announced today that it is exploring strategic opportunities for its benching, racking, and storage solutions business, MMI, which was acquired by the Company in late 2021 and currently constitutes the Company’s Storage Solutions segment.

Mr. Lampert commented, “MMI has continued to exceed our expectations, with full year 2024 revenue of $31.4 million and $8.9 million in operating profit, reflecting the tremendous strength and potential of this business. We believe MMI is now in a place where it makes sense to consider strategic opportunities for the business, and we recently engaged Lake Street Capital Markets to advise us in this process. While we are happy having MMI within our portfolio, we also believe that the right strategic opportunity for MMI would better position GrowGen to build upon its achievements and capitalize on additional opportunities within its core Cultivation and Gardening business.”

Footnotes

(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2)Sales and Adjusted EBITDA(1) guidance metrics are inclusive of acquisitions and store openings completed in 2023 and 2022, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, March 13, 2024, at 4:30 PM Eastern Time to discuss financial results for fourth quarter and full year ended December 31, 2023. To participate in the call, please dial (888) 664-6392 (domestic) or (416) 764-8659 (international). The conference code is 80413128. The call will also be webcast and can be accessed here or in the Investor Relations section of the GrowGen website at: ir.growgeneration.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp.

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

Forward Looking Statements

This press release may include predictions, estimates, or other information considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes,” or the negative of these or similar terms, or variations of such words, and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website at: www.growgeneration.com.

Investor Contact

ICR, Inc.
GrowGenIR@icrinc.com

ITEM 1. FINANCIAL STATEMENTS

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except shares)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29,757	$40,054
Marketable securities	35,212	31,852
Accounts receivable, net of allowance for credit losses of $1.4 million and $0.7 million at December 31, 2023 and 2022	8,895	8,336
Notes receivable, current, net of allowance for credit losses of $1.7 million and $1.3 million at December 31, 2023 and 2022	193	1,214
Inventory	64,905	77,091
Prepaid income taxes	516	5,679
Prepaid and other current assets	7,973	6,455
Total current assets	147,451	170,681
Property and equipment, net	27,052	28,669
Operating leases right-of-use assets, net	39,933	46,433
Notes receivable, long term	106	—
Intangible assets, net	16,180	30,878
Goodwill	7,525	15,978
Other assets	843	803
TOTAL ASSETS	$239,090	$293,442
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,666	$15,728
Accrued liabilities	2,530	1,535
Payroll and payroll tax liabilities	2,169	4,671
Customer deposits	5,359	4,338
Sales tax payable	1,185	1,341
Current maturities of lease liability	8,021	8,131
Current portion of long-term debt	—	50
Total current liabilities	30,930	35,794
Operating lease liability, net of current maturities	34,448	40,659
Other long-term liabilities	317	593
Total liabilities	65,695	77,046
Commitments and contingencies
Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 61,483,762 and 61,010,155 shares issued and outstanding as of December 31, 2023 and 2022, respectively	61	61
Additional paid-in capital	373,433	369,938
Retained earnings (deficit)	(200,099)	(153,603)
Total stockholders’ equity	173,395	216,396
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$239,090	$293,442

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)
Net sales	$49,452	$54,456	$225,882	$278,166
Cost of sales (exclusive of depreciation and amortization shown below)	37,808	44,894	164,624	207,903
Gross profit	11,644	9,562	61,258	70,263

Operating expenses:
Store operations and other operational expenses	11,794	12,796	48,082	54,680
Selling, general, and administrative	7,876	8,594	29,799	36,758
Estimated credit losses	274	(37)	955	1,737
Depreciation and amortization	4,130	3,968	16,607	17,132
Impairment loss	15,659	—	15,659	127,831
Total operating expenses	39,733	25,321	111,102	238,138

Income (loss) from operations	(28,089)	(15,759)	(49,844)	(167,875)

Other income (expense):
Other income (expense)	(5)	137	781	684
Interest income	810	390	2,696	580
Interest expense	(91)	(5)	(97)	(21)
Total other income (expense)	714	522	3,380	1,243

Net income (loss) before taxes	(27,375)	(15,237)	(46,464)	(166,632)

Benefit (provision) for income taxes	61	248	(32)	2,885

Net income (loss)	$(27,314)	(14,989)	$(46,496)	$(163,747)

Net income (loss) per share, basic	$(0.44)	$(0.25)	$(0.76)	$(2.69)
Net income (loss) per share, diluted	$(0.44)	$(0.25)	$(0.76)	$(2.69)

Weighted average shares outstanding, basic	61,386	61,064	61,181	60,813
Weighted average shares outstanding, diluted	61,386	61,064	61,181	60,813

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(46,496)	$(163,747)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,607	17,132
Estimated credit losses	955	1,737
Share-based compensation	3,171	4,967
Impairment loss related to goodwill and intangible assets	15,526	127,831
Impairment loss on operating lease right-of-use assets	133	—
Provision for deferred income taxes	—	(2,359)
Loss on disposal of fixed assets	218	568
Change in value of marketable securities	(1,438)	—
Changes in operating assets and liabilities (net of the effect of acquisitions):
(Increase) decrease in:
Accounts and notes receivable	(300)	(3,106)
Inventory	13,773	32,890
Prepaid expenses and other assets	3,898	10,827
Accounts payable and accrued liabilities	(3,035)	(3,359)
Operating leases	46	508
Customer deposits	1,021	(8,590)
Payroll and payroll tax liabilities	(2,502)	(2,769)
Sales taxes payable	(156)	(582)
Net cash and cash equivalents provided by (used in) operating activities	1,421	11,948
Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,050)	(7,230)
Purchase of property and equipment	(6,698)	(12,896)
Purchase of marketable securities	(98,680)	(38,692)
Maturities of marketable securities	96,758	46,633
Proceeds from disposals of assets	265	612
Net cash and cash equivalents provided by (used in) investing activities	(11,405)	(11,573)
Cash flows from financing activities:
Principal payments on long term debt	(50)	(108)
Common stock withheld for employee payroll taxes	(263)	(1,618)
Proceeds from the sales of common stock and exercise of warrants and options, net of expenses	—	33
Net cash and cash equivalents (used in) provided by financing activities	(313)	(1,693)

Net increase (decrease) in cash and cash equivalents	(10,297)	(1,318)
Cash and cash equivalents at beginning of year	40,054	41,372
Cash and cash equivalents at end of year	$29,757	$40,054

Supplemental Information:
Cash paid for interest	$98	$21
Cash paid for income taxes	$93	$—
Right to use assets acquired under new operating leases	$4,289	$9,607
Indemnity holdback from business acquisition	$—	$875
Non-cash repurchase of liability awards	$653	$—
Non-cash issuance of a note receivable	$299	$—
Common stock issued for business combinations	$—	$5,710
Liability redemption associated with business acquisition	$120	$—
Common stock issued for intangible assets	$—	$173

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us. We believe these non-GAAP measures, when used in conjunction with net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. Management uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (in thousands) (unaudited):

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income (loss)	$(27,314)	$(14,989)	$(46,496)	$(163,747)
Benefit (provision) for income taxes	(61)	(248)	32	(2,885)
Interest income	(810)	(390)	(2,696)	(580)
Interest expense	91	5	97	21
Depreciation and amortization	4,130	3,968	16,607	17,132
EBITDA	$(23,964)	$(11,654)	$(32,456)	$(150,059)
Share-based compensation	719	987	3,171	4,967
Investment income	810	—	2,696	—
Impairment loss	15,659	—	15,659	127,831
Restructuring and other charges (1)	3,076	487	5,376	568
Adjusted EBITDA	$(3,700)	$(10,180)	$(5,554)	$(16,693)
(1) Consists primarily of expenditures related to the activity of store and distribution consolidation and one-time severances